WOW ENTERTAINMENT, INC.
                Bank One Tower, 111 Monument Circle, Suite 4600,
                           Indianapolis, Indiana 46204

                                                                   July 26, 2001

Dear Stockholder:

Enclosed is an Information Statement regarding:

1) The proposed amendment to the Company's Certificate of Incorporation to provide for changing the name of the Company to "Fortune Diversified Industries, Inc." (the "Proposal").

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Section 228 of the General Corporation Law of the State of Delaware, action by stockholders to approve the Proposal may be taken without a meeting by written consent of the holders of the requisite percentage of the shares of capital stock of the Company entitled to vote thereon. Messrs. John F. Fisbeck and Carter M. Fortune (collectively, the "Control Group") have each executed a written consent approving the Proposal as of July 2, 2001 (the "Consent Date"). The Control Group owns 54,902,670 shares of Common Stock (with one vote per share) representing approximately 93.8% of the total voting power of the Company as of the Consent Date.

The Company expects the Proposal will become effective August 15, 2001, twenty
(20) days after the mailing of the enclosed Information Statement, which mailing is anticipated to be on or about July 26, 2001. The Company will file a Certificate of Amendment to the Company's Certificate of Incorporation with the State of Delaware, which will be effective on or about August 15, 2001.

The Proposal is more fully described in the accompanying Information Statement and in the exhibit thereto, all of which you are urged to read carefully.

Sincerely,

/s/ Douglas E. May
Douglas E. May,
Vice President of Finance,
Chief Financial Officer
and Secretary


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

                              INFORMATION STATEMENT

                             WOW ENTERTAINMENT, INC.
                Bank One Tower, 111 Monument Circle, Suite 4600,
                           Indianapolis, Indiana 46204





Introduction

This Information Statement is being furnished by WOW Entertainment, Inc., a Delaware corporation (the "Company"), to its stockholders in connection with:

1) The proposed amendment to the Company's Certificate of Incorporation to provide for changing the name of the Company to "Fortune Diversified Industries, Inc." (the "Proposal").

This Information Statement is first being sent or given to the Company's stockholders on or about July 26, 2001

History and Expected Effective Date of Proposal

On July 2, 2001, the Board of Directors of the Company unanimously adopted resolutions declaring the advisability of the Proposal and directing that written consents approving the Proposal be obtained from the Control Group, as the largest stockholders of the Company, and that this Information Statement be mailed thereafter to the other stockholders of the Company. Each of the members of the Control Group executed a written consent approving the Proposals on July 2, 2001 (the "Consent Date").

Under Delaware law, stockholders of the Company are not entitled to dissenter's rights of appraisal in connection with the Proposal. The Company expects the Proposal will become effective August 15, 2001, twenty (20) days after the mailing of this Information Statement, which mailing is anticipated to be on or about July 26, 2001. The Company will file a Certificate of Amendment to the Company's Certificate of Incorporation with the State of Delaware, which will be effective on or about August 15, 2001.

Approval of the Proposal by the Company's largest stockholders

The Company's only class of voting securities is its Common Stock. As of the Consent Date, there were 58,546,523 shares of Common Stock outstanding and entitled to vote with respect to the Proposal. Each share of Common Stock is entitled to one vote with respect to the Proposal. Approval of the Proposal requires 29,273,262 votes. As discussed below, no vote of any holders of the Common Stock, other than the Control Group, is required in connection with the Proposals. Under Section 228 of the General Corporation Law of the State of

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

Delaware (the "DGCL"), any action required by law or permitted to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of such action by written consent must be given to those stockholders who have not consented in writing.

Pursuant to Section 271 of the DGCL, the Proposal must be approved by a majority of the outstanding stock entitled to vote thereon, that is, a majority of the total voting power of the Company's outstanding voting securities.

The members of the Control Group, the record owners as of the Consent Date of an aggregate of 54,902,670 shares of Common Stock, representing 54,902,670 votes or approximately 93.8% of the total voting power of the Company's voting securities, each executed a written consent, dated as of the Consent Date, approving the Proposal. Therefore, no vote or further action of the Company's stockholders is required in order to approve the Proposal.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company is required, in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to mail this Information Statement to stockholders of the Company no later than 20 days prior to the date the Proposal will become effective. The Company anticipates that the Proposal will become effective August 15, 2001, twenty (20) days after the mailing of this Information Statement, which mailing is anticipated to be on or about July 26, 2001. The Company will file a Certificate of Amendment to the Company's Certificate of Incorporation with the State of Delaware, which will be effective on or about August 15, 2001. This Information Statement shall also constitute notice of the approval of the Proposal by less than unanimous written consent to the stockholders who have not so consented thereto as required by Section 228 of the DGCL.

The Company

The Company, WOW Entertainment, Inc., with principal executive offices located at Bank One Tower, 111 Monument Circle, Suite 4600, Indianapolis, Indiana 46204, and a telephone number of (317) 974-1969, is the parent company of Women of Wrestling, Inc., which owns the WOW - Women of Wrestling(R) property. Such property consists of certain intellectual property, including trademark rights in the "WOW-Women of Wrestling(R) " name, logos and character names of performers; rights in characters portrayed by performers; publicity rights of performers with respect to their performances; and copyrights in recorded performances, events, programs, advertisements and promotional materials. Beginning in September, 2000, the Company operated as an integrated media company engaged in the production and marketing of live events featuring women's professional wrestling, which were filmed for pay-per-view, Internet and television broadcast, including the weekly syndicated television series, WOW - Women of Wrestling(R).

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

Prior to 2000, the Company operated various gaming operations through wholly-owned subsidiaries.

The Company's wholly owned subsidiary, Women of Wrestling, Inc. ("WOW"), was organized in May, 2000, began production of its weekly syndicated television series, WOW - Women of Wrestling(R) in September, 2000 and began airing the programs in the United States and marketing them internationally in October, 2000. In February 2001, WOW completed production of its first season of over-the-air syndicated shows and began re-airs of its original episodes in March 2001. After assessing the syndication, cable and network television markets for the 2001 season, the Company decided as of June, 2001 not to produce future episodes of its WOW-Women of Wrestling(R) program and discontinued related activities.

In July 2001, the Company agreed in principle to general terms for licensing the WOW - Women of Wrestling(R) property to David McLane Enterprises, Inc. ("DME") for a minimum monthly dollar amount plus a percentage of certain revenues for three and one half years. DME is owned by David McLane, who was until June, 2001, the president, a director and one of the controlling shareholders of the Company. The Company also expects to grant an option to DME to purchase the WOW
- Women of Wrestling(R) property at the end of the license. As of the date of this information statement, a licensing agreement with DME has not been finalized; however, the Company anticipates that an agreement will be completed in the near future.

As of June 29, 2001, the Company announced a major capital restructuring, which was effective July 2, 2001. The restructuring, which was part of several agreements and commitments between the Company and Carter Fortune, the Company's largest shareholder and the holder of certain debt and preferred stock in the Company, allowed the Company to eliminate its existing debt, acquire Murphy Development, Ltd. ("Murphy Development"), a commercial and retail real estate development company 50% owned by Mr. Fortune, and issue new convertible debt to be used to purchase and operate the Company's existing and future businesses.

As part of the restructuring, Mr. Fortune agreed to a settlement in which he will receive $3,250,000 of the Company's common stock at the June 28, 2001 closing price of $0.20 a share, or 16,250,000 restricted shares, in exchange for his $2,000,000 of WOW preferred stock and in full satisfaction of his approximately $5,424,000 of WOW debt.

In addition, Mr. Fortune and Julie Fisbeck, who is the sister of John Fisbeck, one of the members of the Control Group, also agreed to exchange their respective 50% ownership interests in Murphy Development, in exchange for $120,000 of the Company's common stock at the June 28, 2001 closing price of $0.20 a share. Mr. Fortune and Ms. Fisbeck will each receive 300,000 restricted shares.

Mr. Fortune also agreed to loan $500,000 to Murphy Development. The loan is secured by all of the assets of Murphy Development and is convertible at Mr. Fortune's option into shares of the Company's common stock at $0.407401 a share.

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

If Mr. Fortune exercises the conversion feature for the principal amount of $500,000, he will receive 1,227,292 restricted shares. The proceeds of this loan will be used to purchase and operate other businesses.

Mr. Fortune also agreed to make available to Murphy Development a line of credit of up to $2,250,000, if and as needed, to fund its operations. The line of credit is secured by all of the assets of Murphy Development and is convertible at Mr. Fortune's option into shares of the Company's common stock at $0.407401 a share. If the full amount of the line of credit is loaned and Mr. Fortune exercises the conversion feature on the full principal amount, he will receive 5,522,814 restricted shares.

Also as a part of its restructuring, the Company redeemed, effective as of June 26, 2001, 19,007,585 shares of common stock of the Company from David B. McLane, which represented all the shares owned by Mr. McLane. Concurrently with the redemption, Mr. McLane resigned from the Board of Directors of the Company and as the President of the Company and its subsidiaries. Mr. McLane was formerly part of the Control Group along with Messrs. Fisbeck and Fortune. As a result of the redemption, Mr. McLane is no longer a member of the Control Group.

As of May 22, 2001, the Company and its subsidiary, Women of Wrestling, Inc. ("WOW"), executed an Amendment to its Distribution Agreement with M/G Perin, Inc. and Richard Perin (collectively "Perin") in which they agreed to terminate their Distribution Agreement dated January 18, 2000 and enter into a new agreement covering only WOW's free television programs created through May 22, 2001. The new agreement will extend no later than through September 30, 2001 for domestic distribution and December 31, 2001 for foreign distribution. Perin will be entitled to collect and retain all domestic distribution and foreign television advertising or licensing revenues relating to any licensing of WOW's programs that occurs during Perin's continued representation through September 30, 2001 or December 31, 2001, respectively (with the exception only of amounts, if any, already paid to WOW). Since Perin is paying all expenses relating to distribution of WOW's programs, Perin shall have the right to discontinue the distribution of the programs at any time, provided Perin gives as much advance notice to WOW as is reasonably practicable. In the event a substantial portion of the assets or stock of WOW are sold or licensed, Perin's rights to continue to distribute WOW's programs shall terminate thirty days after the consummation of such a sale or license.

Also as part of the agreement, Mr. Perin returned for cancellation by the Company 1,839,556 restricted shares which represented all of his common stock in the Company. All rights to warrants issuable under the Distribution Agreement were also voided. Perin also received funding from WOW sufficient to pay certain payables incurred in connection with its representation of WOW. The funds used to pay Perin were loaned to WOW by Carter Fortune, a member of the Control Group of the Company.


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

Summary Description of the Proposal.

o The name of the Company will be changed to " Fortune Diversified Industries, Inc."
o A copy of the proposed Certificate of Amendment to the Company's Certificate of Incorporation, reflecting the Proposal, is attached hereto as Exhibit A.

Reasons for the Proposal. The Board of Directors of the Company believes that the Proposal is in the best interests of the Company's stockholders as changing the name of the Company to "Fortune Diversified Industries, Inc." would better reflect the change in purpose of the business of the Company from entertainment-type ventures to a more diversified scope of operations.

Principal effects of the Proposal.

          General Effects. The principal effect of the change in name of the Company would be to better reflect the change in purpose of the business of the Company from entertainment-type ventures to a more diversified scope of operations.

          Effect on Securities. The Common Stock is currently registered under section 12(g) of the Exchange Act, and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Proposal will not affect the registration of the Common Stock under the Exchange Act. The Company does not anticipate that the Certificate of Amendment will affect the price of the Common Stock.

          Changes in Stockholders' Equity. The Proposal is not expected to affect the Stockholders' Equity.

          Disadvantages. The Company is not aware of any disadvantages that might result from the Proposal.

          Federal Income Tax Consequences. None.

Regulatory requirements. Other than the filing and mailing of this Information Statement, there are no federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the Proposal.

Abandonment of Proposal by the Board. At any time prior to the effective date of the Proposal, the Board of Directors of the Company is authorized to abandon the Proposal without a further vote or consent of the stockholders of the Company if, for any reason, the Board of Directors deems it advisable to so abandon the Proposal.

Appraisal rights. Under Delaware law, the stockholders of the Company are not entitled to dissenters' rights of appraisal in connection with the Proposal.

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

Distribution of Information Statement

The cost of distributing this Information Statement has been borne by the Company. The distribution will be made by mail.




BY ORDER OF THE BOARD OF DIRECTORS

/s/ Douglas E. May
--------------------------
Douglas E. May,
Vice President of Finance,
Chief Financial Officer
and Secretary

Dated:   July 16, 2001







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                                    Exhibit A

                                STATE of DELAWARE
                           CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION

o First: That upon the written consent of all of the Directors of WOW Entertainment, Inc. in lieu of a meeting, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that written consents approving the amendment be obtained from the holders of the requisite percentage of the shares of capital stock of the Company entitled to vote thereon in lieu of a meeting of the shareholders. The resolution setting forth the proposed amendment is as follows:

         BE IT FURTHER RESOLVED, that the Certificate of Incorporation of the Company be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

          "FIRST. The name of the Company is Fortune Diversified Industries,
          Inc."

and that such Certificate of Amendment to the Company's Certificate of Incorporation be executed and filed with the Delaware Secretary of State. A copy of such Certificate of Amendment is attached hereto as Exhibit "A".

o Second: That thereafter, pursuant to resolution of its Board of Directors and in lieu of a meeting of the shareholders, written consents approving the amendment were obtained from the holders of the requisite percentage of the shares of capital stock of the Company entitled to vote thereon.

o Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

o Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

o Fifth: That the effective date of this Certificate of Amendment shall be August 15, 2001.



                                                    BY: /s/ Douglas E. May
                                                        -----------------------
                                                        Douglas E. May, CFO